Exhibit 10.2

NII HOLDINGS, INC.
CHANGE OF CONTROL SEVERANCE PLAN
(As Amended and Restated Effective November 2, 2015)

1.General Statement of Purpose. The Board of Directors (the “Board”) of NII Holdings, Inc. (the “Company”) has considered the effect a change of control of the Company may have on key management employees of the Company. Given the level of acquisition and change of control activity in today’s business environment, the Board recognizes and understands the concerns such employees have for their careers. The possible occurrence of a change of control transaction may cause key management employees to consider major career changes in an effort to assure financial security for themselves and their families. The Board believes it is imperative to diminish the inevitable distraction of key management employees by virtue of the personal uncertainties and risks created by pending or threatened change of control and to encourage the full attention and dedication of those employees to the Company currently and in the event of any threatened or pending change of control, and to provide the Company’s key management employees with compensation and benefit arrangements upon a change of control which ensure that the compensation and benefit expectations of those employees will be satisfied and which are competitive with those of comparable companies.

The Board recognizes that the possibility of a change of control exists and desires to assure itself of both the present and future continuity of management, desires to establish certain severance benefits for certain of its employees applicable in a change of control, and wishes to ensure that such employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a change of control.
2.Effective and Termination Dates. The Plan was originally effective as of July 23, 2003. This Amendment and Restatement is effective November 2, 2015 (the “Effective Date”). The Plan will automatically terminate when all benefits payable hereunder have been paid.

3.Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below:

(a) “Accrued Benefits” means Base Salary, Equity Compensation and other cash or non-cash benefits earned, vested, or accrued prior to a Covered Employee’s termination under Section 4(b), as well as reimbursement for reasonable and necessary business expenses incurred by a Covered Employee prior to termination under Section 4(b) and in accordance with the Company’s applicable expense reimbursement policies.

(b) “Base Salary” means, with respect to each Covered Employee, the annual base salary, exclusive of any bonus, special pay (including any retention pay) or other benefits he or she may receive, but without giving effect to any salary reductions authorized by the Covered Employee under any qualified or non-qualified deferred compensation plan of an Employer, in effect (i) on the date immediately preceding the date of the relevant Change of Control or (ii) on the date of the Covered Employee’s termination of employment with his or her Employer, whichever is the highest.

(c) “Cause” shall mean with respect to any Covered Employee:

i.conviction of a felony involving an intentional act of fraud, embezzlement or theft in connection with his employment with an Employer;

ii.intentional wrongful damage to property, contractual interests or business relationships of an Employer; or

iii.intentional wrongful disclosure of secret processes or confidential information of an Employer in violation of any agreement with or policy of the Employer.

For purposes of the Plan, no act or failure to act on the part of the Covered Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Covered Employee not in good faith and without reasonable belief that his action or omission was in the best interest of his or her Employer. Nothing herein will limit the right of the Covered Employee or his beneficiaries to contest the validity or propriety of any such determination.

(d) “Change of Control” means the occurrence of any of the following events:

i.The Company is merged or consolidated or reorganized into or with another company or other legal entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such resulting company or entity immediately after such transaction is held directly or indirectly in the aggregate by the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon the exercise or conversion of options, warrants or other securities or rights; or

ii.The Company sells or otherwise transfers all or substantially all of its assets to another company or other legal entity, and as a result of such sale or other transfer of assets, less than a majority of the combined voting power of the then outstanding securities of such company or other entity immediately after such sale or transfer is held directly or indirectly in the aggregate by the holders of voting securities of the Company immediately prior to such sale or transfer, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights; or

iii.Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or

iv.Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

v.An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares (“Outstanding Company Stock”), or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”), excluding, however, the following: (x) any acquisition directly from the Company other than the acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (y) any acquisition by the Company or any of its subsidiaries, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; or

vi.Approval by the Board of Directors of the Company of a resolution that a Change of Control has occurred.

(e) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(f) “Covered Employee” means any individual to whom the Plan applies pursuant to Section 4(a) below.

(g) “Employee Benefits” means benefits provided to all employees in similarly situated positions to a Covered Employee under the Company’s pension (qualified and nonqualified), welfare and fringe benefit plans, programs, policies and agreements.

(h) “Employer” means the Company, each of its wholly owned subsidiaries, and any other subsidiary of the Company with U.S.-based employees to which the Plan has been extended by the Board (or by the Compensation Committee of the Board) and which has adopted the Plan with the consent of the Company.

(i) “Equity Compensation” means stock options, restricted stock, performance shares and other equity incentive awards.

(j) “Good Reason” means, with respect to any Covered Employee:

i.any material and adverse change in or reduction of the Covered Employee’s duties, responsibilities and authority, as compared in each case to the corresponding circumstances in place on the date immediately preceding the first occurrence of a Change of Control after the Effective Date (the “Reference Date”); or

ii.a relocation of the principal work location at which the Covered Employee is based on the Reference Date to a location more than 40 miles away from such location or a requirement by the Company that the Covered Employee travel on Company business to a substantially greater extent than as compared in each case to the corresponding circumstances prior to the Reference Date which results in a material adverse change in employment conditions for such Covered Employee; or

iii.a material reduction in Base Salary, Target Bonus or bonus potential not agreed to by the Covered Employee, or any other significant adverse financial consequences associated with the Covered Employee’s employment in comparison to the corresponding circumstances in place on the Reference Date; or

iv.a discontinuance of Employee Benefits following a Change in Control that, in the aggregate, materially reduces in the aggregate the actuarial equivalent value of Employee Benefits available to the Covered Employee prior to the Change in Control; or

v.a failure by the Company to comply with any material provisions of this Plan, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Covered Employee; or

vi.a failure by any successor after a Change of Control has occurred to assume and agree to perform the obligations under the Plan (unless the successor has a legal obligation to assume the Plan and perform the obligations hereunder by operation of law or otherwise).

Any reasonable, good faith determination by the Covered Employee that “Good Reason” exists will be presumptively correct for purposes of this Plan.

(k) “Plan” means the NII Holdings, Inc. Change of Control Severance Plan.

(l) “Severance Compensation” means Severance Pay and other benefits provided by Sections 5(a) and (b).

(m) “Severance Pay” means the amounts payable as set forth in Sections 5(a) and (b).

(n) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the earlier of (i) twelve (12) months after such date or (ii) the Covered Employee’s death.

(o) “Target Bonus” means the amount obtained by multiplying the Covered Employee’s target bonus percentage as established and in effect for the Covered Employee (i) on the Reference Date, or (ii) on the date of the Covered Employee’s termination of employment with his or her Employer, whichever is the highest, by the Covered Employee’s Base Salary.

4.Eligibility; Termination Following a Change of Control.

(a) Subject to the limitations described below, the Plan applies to all individuals who are recognized by an Employer as regular full-time salaried, U.S.-based employees in any of the position levels (as determined on the Effective Date, and adjusting as appropriate for any changes to the Company’s system of classifying employees by position level implemented subsequent to such date) or as otherwise designated in Exhibit A, who are a select group of highly compensated or management employees and either (i) employed by an Employer on or after the date that (x) the Company enters into a definitive agreement providing for a Change of Control, (y) a third party publicly announces a bona fide intention to commence a tender offer for outstanding voting securities of the Company or otherwise to take actions that are reasonably designed and expected to result in a Change of Control or (z) a Change of Control otherwise occurs (the date described in the foregoing clauses (x), (y) or (z) and (ii) below, as appropriate, the “Trigger Date”) or (ii) terminated prior to the date on which a Change of Control occurs, and such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise was a decision made by an Employer in connection with or anticipation of a Change of Control, then for purposes of this Agreement the Trigger Date shall mean the date immediately prior to the date of such termination of employment.

(b) A Covered Employee will be entitled to the Severance Compensation described in Section 5 if (i) the Covered Employee’s employment is terminated by an Employer during the Severance Period or prior thereto as provided in Section 4(a)(ii) and such termination is without Cause and is not described in Subsection (d) of this Section, or (ii) the Covered Employee voluntarily terminates his employment with his Employer during the Severance Period for Good Reason.

(c) A termination of employment described in Subsection (b) of this Section will not affect any rights that the Covered Employee may have pursuant to any agreement, policy, plan, program or arrangement of the Company or any other Employer providing Employee Benefits, which rights shall be governed by the terms thereof. Any Covered Employee entitled to Severance Compensation pursuant to this Plan shall not be entitled to cash severance under any other Company severance plan or program; provided, that, if necessary to comply with Section 409A of the Code (or any regulations thereunder), the Severance Compensation of any affected Covered Employee hereunder shall be paid at the same time and in the same form as provided under the other severance plan or program.

(d) Notwithstanding the preceding provisions of this Section, a Covered Employee will not be entitled to Severance Compensation if his employment with an Employer is terminated during the Severance Period for Cause or because:

i.of the Covered Employee’s retirement or voluntary withdrawal from employment, other than as described in Subsection (b)(ii) of this Section;

ii.of the Covered Employee’s death;

iii.the Covered Employee becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Covered Employee;

iv.of the Covered Employee’s failure to return to work after a temporary lay-off; or

of the Covered Employee’s withdrawal or loss of employment due to personal leave, other than as described in SubsectioIf b)(ii) of this Section.

5.Severance Compensation.

(a) If a Covered Employee’s employment is terminated in circumstances that entitle the Covered Employee to Severance Compensation pursuant to Section 4(b), the Company will: (i) pay to the Covered Employee as Severance Pay in a single lump sum payment the amounts set forth in Exhibit A within thirty (30) days after the termination date, (ii) pay to the Covered Employee in a single lump sum an amount equal to the cost of COBRA continuation coverage premiums (as provided in Section 5(b) below) within thirty (30) days after the termination date, (iii) provide the Covered Employee with outplacement assistance (as defined in Section 5(c) below), and (iv) provide reimbursement of legal, accounting and other fees and expenses (as defined in Section 5(h) below).

(b) The Company shall pay to the Covered Employee in a single lump sum payment an amount equal to the full monthly premium cost of continued group health care coverage (except that the Company shall not pay for the cost of continued coverage under any Company health care flexible spending account) for the Covered Employee and any of his or her dependents participating in the Company’s group health care plans multiplied by eighteen (18).

(c) For six (6) months after a Covered Employee termination pursuant to Section 4(b), the Company shall provide outplacement assistance to the Covered Employee through an outside management consulting firm selected by the Company and at the sole cost of the Company.

(d) Without limiting the rights of a Covered Employee at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal plus the lesser of 5% or the maximum rate of interest allowed by law. Such interest will be payable quarterly. Any change in such prime rate or maximum rate will be effective on and as of the date of such change.

(e) As a condition of receiving an award of severance pay or COBRA payment, the Covered Employee must execute a release agreement that (i) acknowledges that the severance pay and benefits received under the Plan represent the full amount payable to him/her under the plan; (ii) releases all known and unknown claims the Covered Employee has or may have against the Employer (not to include claims for benefits payable under the terms of any other employee benefit plan of the Employer); and (iii) in appropriate cases as determined by the Employer, agrees that he/she will not provide services to a competitor during a specified period.

(f) Notwithstanding any provision of the Plan to the contrary, the rights and obligations under this Section 5 will survive any termination or expiration of the Plan.

(g) Section 280G

(i) Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if it shall be determined that any of the payments, distributions of cash or other compensation or benefits provided or to be provided by the Company or its affiliates to the Covered Employee or for the Covered Employee’s benefit pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (a “Covered Payment”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5(f) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payment, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Covered Employee of the Covered Payment after payment of the Excise Tax to (ii) the Net Benefit to the Covered Employee if the Covered Payment is limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Payment be reduced to the minimum extent necessary to ensure that no portion of the Covered Payment is subject to the Excise Tax (that amount, the “Reduced Amount”). Net Benefit shall mean the present value of the Covered Payment net of all federal, state, local, foreign income, employment and excise taxes.

(ii) Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(1) the portion of the Covered Payment that does not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(2) the remainder of the Covered Payment shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(iii) Any determination required under this Section 5(f) shall be made in writing in good faith by an independent accounting firm selected by the Company that is reasonably acceptable to the Covered Employee (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Covered Employee as requested by the Company or the Covered Employee. The Company and the Covered Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(f). For purposes of making the calculations and determinations required by this Section 5(f), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Covered Employee. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 5(f).

(h) Notwithstanding anything to the contrary contained in this Plan, on termination of employment of any Covered Employee pursuant to Section 4(b), the Company shall (i) pay to the Covered Employee all Accrued Benefits and (ii) pay or provide to the Covered Employee any others amounts or benefits required to be paid or provided or which the Covered Employee is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.

(i) If a Covered Employee incurs legal, accounting or other fees and expenses in a good faith effort to obtain benefits under this Plan, the Company shall reimburse the Covered Employee upon written request and submission of invoices for reasonable legal, accounting or other fees and expenses, regardless of whether the Covered Employee prevails; provided, however that such reimbursement shall apply only with respect to a termination of employment of any Covered Employee pursuant to Section 4(b) or a successor’s failure to assume this Plan after a Change in Control. The existence of any controlling case or regulatory law which is directly inconsistent with the position taken by the Covered Employee shall be evidence that the Covered Employee did not act in good faith. The amount of expenses eligible for reimbursement hereunder during one year shall not be reduced or otherwise affected by the amount of expenses eligible for reimbursement in any other year. The Company shall reimburse any such expenses subject Section 409A of the Code within the timeframe required under Treas. Reg. section 1.409A-3(i)(1)(iv) or other applicable regulation under Section 409A.

(j) For purposes of any payment under this Plan to which Section 409A of the Code applies, an employee’s termination of employment shall have the same meaning as “separation from service” under Section 409A (and any related regulations). In the event that an employee is a “specified employee” within the meaning of Section 409A (as determined by the Company or its delegate), any payment under this Section which is subject to Section 409A shall not be made or begin until the expiration of the 6-month period following Employee’s termination of employment. Such delay in payment shall not apply, however, if, at the time of the employee’s termination, no equity securities of the Company (or any of its affiliates) is publicly traded (with the meaning of Section 409A) on an established securities market or otherwise. To the extent applicable, this Plan is intended to comply with the distribution and other requirements of Section 409A. For any Plan payments or reimbursements subject to Section 409A, the Plan shall be interpreted and applied to the maximum extent possible consistent with Section 409A.

6.No Mitigation Obligation. The Company hereby acknowledges that it will be difficult for a Covered Employee to find reasonably comparable employment following his termination of employment with his Employer. Accordingly, the provision of Severance Compensation by the Company to a Covered Employee in accordance with the terms of the Plan is hereby acknowledged by the Company to be reasonable, and a Covered Employee will not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of a Covered Employee hereunder or otherwise.

7.Certain Payments Not Considered for Other Benefits, etc. Payments of Severance Pay will not be included as earnings for the purpose of calculating contributions or benefits under any Employee Benefit plan of the Company or of any other Employer. Such payments and payments of Severance Pay will not be made from any benefit plan funds, and shall constitute an unfunded, unsecured obligation of the Company.

8.Employment Rights. Nothing expressed or implied in the Plan shall create any right or duty on the part of an Employer or a Covered Employee to have the Covered Employee remain in the employment of an Employer at any time prior to or following a Change of Control.

9.Withholding of Taxes. The Company shall withhold from any amounts payable under the Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

10.Successors and Binding Effect.

(a) The Company shall require any successor (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall be deemed the Company for the purposes of the Plan) to assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

(b) The rights under the Plan shall inure to the benefit of and be enforceable by each Covered Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c) The rights under the Plan are personal in nature and neither the Company nor any Covered Employee shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section 10. Without limiting the generality of the foregoing, a Covered Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d) The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

11.Governing Law. The validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

12.Validity. If any provisions of the Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of the Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

13.Captions. The captions in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

14.Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

15.Type of Plan. This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of Section 2520.104-24 of Department of Labor Regulations). The Plan is a “top hat” employee benefit plan subject to ERISA’s enforcement provisions, and it shall be interpreted, administered and enforced in accordance with law.

16.Administration of the Plan.

(a) In General: The Plan shall be administered by the Company, which shall be the named fiduciary under the Plan. The Company has all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (i) to construe and interpret this Plan; (ii) to decide all questions of eligibility for and amount of benefits under this Plan; (iii) to prescribe procedures to be followed and the forms to be used by the Covered Employees pursuant to this Plan; and (iv) to request and receive from all Covered Employees such information as the Company determines is necessary for the proper administration of this Plan.

(b) Delegation of Duties: The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of any Severance Pay to a named administrator or administrators.

(c) Regulations: The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.

(d) Claims Procedure: Except as otherwise provided in the Plan (including, without limitation, in the final sentence of the definition of the term “Good Reason”), the Company shall determine the rights of any employee of the Company to any Severance Compensation hereunder. Claims for benefits under the Plan may be filed in writing with the Company. Written notice of the disposition of a claim shall be furnished to the employee within 90 days after the claim is filed. Up to an additional 90 days may be taken to render an initial benefit determination if the Company concludes that such an extension is necessary for reasons beyond the control of the Plan. If an extension is necessary, the Company must notify the employee, within the initial determination period, of the special circumstances requiring the extension and the date by which the Plan expects to make a determination. In the event the claim is denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the employee, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the employee can perfect the claim will be provided. In addition, the employee shall be furnished with an explanation of the Plan’s appeal procedure, including a statement of the employee’s right to bring a civil action following an adverse benefit determination on review. If the Company fails to follow the claims procedures set forth in the Plan, or otherwise required by Department of Labor regulations, while making the initial benefit determination, the employee will be deemed to have exhausted his administrative remedies under the Plan and may choose either to proceed under the Plan’s Appeal Procedure, described in paragraph (e) below, or pursue civil litigation under ERISA § 502(a).

(e) Appeals Procedure: Any employee who has been denied a benefit by a decision of the Company pursuant to paragraph (d) above shall be entitled to request the Company to give further consideration to his claim by filing with the Company a written appeal of the claim denial. Such appeal request, together with a written statement of the reasons why the employee believes his claim should be allowed, shall be filed with the Company no later than 60 days after receipt of the written notification provided for in paragraph (d) above. The Company shall then conduct a review of the appeal request within the next 60 days, during which the employee may be represented by an attorney or any other representative of his choosing and during which the employee shall have an opportunity to submit written comments, documents, records and other information relating to the claim which the Company will take into consideration regardless of whether such information was submitted or considered in the initial benefit determination. During such review, as well as in the event of an adverse benefit determination on review, the employee or his representative shall have an opportunity to review all documents, records, and other information that are pertinent to the specific claim at issue. A final decision on the claim shall be made by the Company within 60 days of receipt of the written appeal (unless there has been an extension of 60 days due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the employee within the initial appeal period). Such decision shall be written in a manner calculated to be understood by the employee and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. Notwithstanding the foregoing, to the extent any of the time periods specified in this Section are amended by law or Department of Labor Regulation, then the time frames specified herein shall automatically be changed in accordance with such law or Regulation.

(f) Requirement of Receipt: Upon receipt of any Severance Compensation hereunder, the Company reserves the right to require any Covered Employee to execute a receipt evidencing the amount and payment of such Severance Compensation.

17.Amendment and Termination. The Company reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, change or terminate the Plan, including any Exhibit hereto; provided, however, after the Effective Date, any such amendment, modification, change or termination that adversely affects the rights of any Covered Employee under the Plan will not take effect and be applicable to any Covered Employee if either (A) (1) a Trigger Date (as defined in Section 4(a) of this Plan) occurs within six months after the date on which such amendment, modification, change or termination is made and (2) a Change of Control related to or growing out of the specific event causing the occurrence of the Trigger Date occurs thereafter or (B) such amendment, modification, change or termination is made at any time (1) during the period between the occurrence of a relevant Trigger Date and the occurrence of the a Change of Control related to or growing out of the specific event causing the occurrence of the Trigger Date or (2) at or after the occurrence of a Change of Control (and before all payments and benefits hereunder associated with such Change of Control are paid or made available as contemplated herein), without (in each of the circumstances described in the foregoing clauses (A) and (B)) the written consent of such Covered Employee.

18.Other Plans, etc. If the terms of this Plan are inconsistent with the provisions of any other plan, program, contract or arrangement of an Employer with respect to any of the Covered Employees, to the extent such plan, program, contract or arrangement may be amended by the Employer, the terms of the Plan (insofar as they may be applicable to any such Covered Employee) will be deemed to so amend such plan, program, contract or arrangement, and the terms of the Plan will govern.

NII HOLDINGS, INC.
CHANGE OF CONTROL SEVERANCE PLAN

EXHIBIT A

Eligible Employees under Section 4(a) are U.S.-based employees of the Company:

(1) With Global Grades 18-22

(2) With Global Grades 13-17

POSITION	SEVERANCE PAY

Senior Management (1)	200% of Base Salary and Target Bonus

Management (2)	100% of Base Salary and Target Bonus

The above amounts shall, to the extent permitted under (or such amounts are not subject to) Section 409A of the Code, be reduced by any severance pay or allowance mandated by statute or other law or other arrangement of or with the Company.